SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                            ______________________

                                 SCHEDULE 13D/A

                   Under the Securities Exchange Act of 1934
                            (Amendment No. 7)*

                              Sunbeam Corporation
                               (Name of Issuer)

                         Common Stock, Par Value $.01
                        (Title of Class of Securities)

                                 867071 10 2
                                (CUSIP Number)

                               Schulte Roth & Zabel
         900 Third Avenue, New York, NY 10022, Attn:  Andre Weiss, Esq.
                 (Name, address and telephone number of person
               authorized to receive notices and communications)

                                with a copy to:
                          Skadden Arps Meagher & Flom
      919 Third Avenue, New York, NY 10022, Attn:  Richard T. Prins, Esq.
                 (Name, address and telephone number of person
               authorized to receive notices and communications)

                              September 20, 1996
            (Date of event which requires filing of this statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

      Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

      NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13D
CUSIP No. 867071 10 2
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                              Steinhardt Partners, L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [X]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                        Not Applicable
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                20,915
OWNED BY       ___________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                20,915
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                20,915
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                .03%
_____________________________________________________________________________
          (14)  TYPE OF REPORTING PERSON **
                                                PN
_____________________________________________________________________________

13D
CUSIP No. 867071 10 2
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                              Institutional Partners, L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [X]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                        Not Applicable
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                1,234,858
OWNED BY       ___________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                1,234,858
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                1,234,858
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                1.5%
_____________________________________________________________________________
      (14)  TYPE OF REPORTING PERSON **
                                                PN
_____________________________________________________________________________

13D
CUSIP No. 867071 10 2
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                              I.P. Management Company, Inc.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [X]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                        Not Applicable
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              New York
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                1,234,858
OWNED BY       ___________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                1,234,858
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                1,234,858
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                1.5%
_____________________________________________________________________________
          (14)  TYPE OF REPORTING PERSON **
                                                CO
_____________________________________________________________________________

13D
CUSIP No. 867071 10 2
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                  Steinhardt Management Company, Inc.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [X]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              Not Applicable
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              New York
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                1,089,469
OWNED BY       ___________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                1,089,469
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                1,089,469
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                1.3%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                CO
_____________________________________________________________________________

13D
CUSIP No. 867071 10 2
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                  Michael H. Steinhardt
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [X]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              Not Applicable
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              USA
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                                1,182,949
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                2,406,250
OWNED BY       ___________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                                1,182,949
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                2,406,250
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                3,589,199
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                4.4%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                IN
_____________________________________________________________________________

13D
CUSIP No. 867071 10 2
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                  Mutual Shares Fund
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [X]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              Not Applicable
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Maryland
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                11,260,174
OWNED BY       ___________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                11,260,174
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                11,260,174
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                13.7%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                IC
_____________________________________________________________________________

13D
CUSIP No. 867071 10 2
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                              Mutual Qualified Fund
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [X]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                        Not Applicable
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Maryland
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                4,800,554
OWNED BY       ___________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                4,800,554
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                4,800,554
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                5.8%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                IC
_____________________________________________________________________________

13D
CUSIP No. 867071 10 2
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                              Mutual Beacon Fund
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [X]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              Not Applicable
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Maryland
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                1,480,670
OWNED BY       ___________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                1,480,670
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                1,480,670
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                1.8%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                IC
_____________________________________________________________________________

13D
CUSIP No. 867071 10 2
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                              Heine Securities Corporation
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [X]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              Not Applicable
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                17,541,398
OWNED BY       ___________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                17,541,398
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                17,541,398
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                21.4%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                CO
_____________________________________________________________________________

13D
CUSIP No. 867071 10 2
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                              Michael F. Price
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [X]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              Not Applicable
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              USA
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                17,541,398
OWNED BY       ___________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                17,541,398
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                17,541,398
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                21.4%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                IN
_____________________________________________________________________________

      The Schedule 13D, initially filed on April 8, 1993, as amended by Amendment No. 1, filed on July 23, 1993, Amendment No. 2, filed on April 20, 1994, Amendment No. 3, filed on November 23, 1994, Amendment No. 4, filed on December 8, 1994, Amendment No. 5 filed on January 2, 1996, and Amendment No. 6 filed on September 18, 1996 (collectively, the "Schedule 13D"), of Steinhardt Partners, L.P. ("Steinhardt Partners"), Institutional Partners, L.P. ("Institutional"), I.P. Management Company, Inc. ("IP Management"), Steinhardt Management Company, Inc. ("Steinhardt Management"), Michael H. Steinhardt, Mutual Shares Fund ("MSF"), Mutual Beacon Fund ("MBF"), Mutual Qualified Fund ("MQF"), Heine Securities Corporation ("HSC")and Michael F. Price, relating to the Common Stock, par value $0.01 per share (the
"Common Stock"), issued by Sunbeam Corporation, a Delaware corporation whose principle executive offices are located at 2100 New River Center, 200 East Las Olas Boulevard, Fort Lauderdale, FL 33301 (the "Company"), is hereby amended and restated by this Amendment No. 7 to the Schedule 13D as follows:


ITEM 5.   INTEREST IN SECURITIES OF THE ISSUER.

          Item 5 is hereby amended and restated in its entirety as follows:

     (a) As a result of the distribution on September 20, 1996, of shares of Common Stock by each of Steinhardt Partners, Institutional and SP International to their respective investors, (i) Steinhardt Partners owns 20,915 shares of Common Stock representing approximately .03% of the issued and outstanding shares of Common Stock; (ii)Institutional owns 1,234,858 shares of Common Stock representing approximately 1.5% of the issued and outstanding shares of Common Stock; (iii) SP International owns 1,089,469 shares of Common Stock representing approximately 1.3% of the issued and outstanding shares of Common Stock; (iv) IP Management owns directly no shares of Common Stock;(v) Steinhardt Management owns directly no shares of Common Stock; and (vi) Mr. Steinhardt owns (1)directly 1,182,949 shares of Common Stock representing approximately 1.4% of the issued and outstanding shares of Common Stock, and (2) indirectly through a family partnership controlled by him 61,008 shares representing approximately .07% of the issued and outstanding shares of Common Stock. By reason of the provisions of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Act"), Steinhardt Management may be deemed to own beneficially the shares of Common Stock owned by SP International (1,089,469 shares of Common Stock representing approximately 1.3% of the issued and outstanding shares of Common Stock), IP Management may be deemed to own beneficially the shares of Common Stock owned by Institutional (1,234,858 shares of Common Stock representing approximately 1.5% of the issued and outstanding shares of Common Stock), and Mr. Steinhardt may be deemed to own beneficially the shares of Common Stock owned by Steinhardt Partners, Institutional, SP International and his family partnership (together with the shares of Common Stock owned directly by Mr. Steinhardt, 3,589,199 shares of Common Stock representing approximately 4.4% of the issued and outstanding shares of Common Stock).
      MSF owns 11,260,174 shares of Common Stock representing approximately 13.7% of the issued and outstanding shares of Common Stock, MPF owns 4,800,544 shares of Common Stock representing approximately 5.8% of the issued and outstanding shares of Common Stock and MBF owns 1,480,670 shares of Common Stock representing approximately 1.8% of the issued and outstanding shares of Common Stock.
      Mr. Price and HSC own directly no shares of Common Stock. By reason of the provisions of Rule 13d-3 under the Act, Mr. Price and HSC may be deemed to own beneficially the shares of Common Stock owned by MSF, MQF, and MBF (17,541,398 representing approximately 21.4% of the issued and outstanding shares of Common Stock).

      The percentages used in this paragraph (a) are calculated based upon 82,068,351 shares of Common Stock stated to be issued and outstanding at July 22, 1996 as reflected in the Company's Form 10-Q filed with the Securities and Exchange Commission by the Company.

      (b) Each of Steinhardt Partners and Institutional has the power to vote and to dispose of the shares of Common Stock owned by them, which power may be exercised by Mr. Steinhardt, as Managing Partner, of each of Steinhardt Partners and Institutional. Institutional is also a party to an investment management agreement with IP Management, pursuant to which IP Management has investment responsibility with respect to the portfolio of Institutional. As principal of IP Management, Mr. Steinhardt has the power to vote (or to direct the vote of) and to dispose (or to direct the disposition of) the shares of Common Stock held by Institutional. SP International is a party to an investment management agreement with Steinhardt Management pursuant to which Steinhardt Management has investment responsibility with respect to the portfolio of SP International. As principal of Steinhardt Management, Mr. Steinhardt has the power to vote (or to direct the vote of) and to dispose of (or to direct the disposition of) the shares of Common Stock held by the SP International. In addition, Mr. Steinhardt has the power to vote and to dispose of the shares of Common Stock held by his family partnership.
       Each of MSF, MQF and MBF is a party to a separate investment management agreement with HSC pursuant to which HSC has investment responsibility with respect to the portfolios of MSF, MQF and MBF. As principal of HSC, Mr. Price has the power to vote (or direct the vote of) and to dispose (or to direct the disposition of) the shares of Common Stock held by MSF, MQF and MBF.
      (c) Effective as of September 20,1996, each of Steinhardt Partners, Institutional and SP International distributed shares of Common stock to investors pro rata in accordance with ownership percentages. No consideration was paid in connection therewith. Steinhardt Partners distributed 4,715,262 shares of Common Stock. Institutional distributed 6,063,503 shares of Common Stock. SP International distributed 3,153,377 shares of Common Stock.
Michael H. Steinhardt acquired 466,513 shares of Common Stock as a result of the distribution of shares of Common Stock by Steinhardt Partners and Institutional, and his family partnership acquired 61,008 shares of Common Stock as a result of the distribution of shares of Common Stock by Steinhardt Partners.
      (d)   Not applicable.
      (e) As of September 20, 1996, each of Steinhardt Partners, Institutional, I.P. Management, Steinhardt Management, and Michael H. Steinhardt (together with Mr. Steinhardt's family partnership and other general partners of Steinhardt Partners that received shares in the distribution) ceased individually or as a group to be the beneficial owners of more than five percent of the Common Stock outstanding.

Item 6. Contracts, Agreements, Understandings or Relationships with Respect to Securities of the Issuer.

         Item 6 is hereby amended and restated in its entirety as follows:

         The Stockholders Agreement that was filed as Exhibit B to Amendment No. 5 to the Schedule 13D has terminated.

                                    SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct. This Amendment No. 7 may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument.





DATED:  September 20, 1996       /s/ Lisa Addeo, attorney-in-fact for
                                 Michael H. Steinhardt, individually
                                 and as managing partner of each of
                                 STEINHARDT PARTNERS, L.P. and
                                 INSTITUTIONAL PARTNERS, L.P., and as
                                 president of each of I.P. MANAGEMENT COMPANY,
                                 INC. and STEINHARDT MANAGEMENT COMPANY,
                                 INC.

                                 /s/ Peter A. Langerman
                                 Peter A. Langerman, as executive vice
                                 president of each of MUTUAL SHARES FUND, a
                                 series of Mutual Series Fund, Inc., MUTUAL
                                 QUALIFIED FUND, a series of Mutual Series
                                 Fund, Inc., and MUTUAL BEACON FUND, a series
                                 of Mutual Series Fund, Inc.

                                 /s/ Bradley Takahashi, attorney-in-fact for
                                 Michael F. Price, individually and as
                                 president of HEINE SECURITIES CORPORATION